Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

March 21, 2017

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 1,312,000 shares of the Company’s common stock, $0.001 par value per share (the “Securities”). The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-198675) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated September 29, 2014 (the “Prospectus”), and a prospectus supplement thereto (the “Prospectus Supplement”). The Securities are to be issued pursuant to a Securities Purchase Agreement, dated March 21, 2017, by and among the Company and the Buyers set forth on the Schedule of Buyers thereto (the “Purchase Agreement”), with National Securities Corporation acting as placement agent.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Securities, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing, we are of the opinion that the Securities, when issued and delivered in the manner and on the terms described in the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on March 22, 2017. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Securities Act.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP